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                                                                    Exhibit 99.1




                    Volume Services America Holdings, Inc.
           Files Registration Statement for Initial Public Offering

(Spartanburg, South Carolina - February 13, 2003) Volume Services America Holdings, Inc. ("VSAH"), the parent company of Volume Services America, Inc., today announced that it has filed a registration statement with the Securities and Exchange Commission for an initial public offering of Income Deposit SecuritieS ("IDSS") representing shares of VSAH's common stock and subordinated notes. In connection with this offering, Volume Services America, Inc. expects to commence a tender offer and consent solicitation for its outstanding 11 1/4% senior subordinated notes due 2009.

CIBC World Markets Corp. will serve as managing underwriter for the offering.

VSAH, through its subsidiaries, is a leading provider of food and beverage concessions, high-end catering and merchandise services for sports facilities, convention centers and other entertainment facilities throughout the United States. Based on the number of facilities served, VSAH is one of the largest providers of food and beverage services to a variety of recreational facilities in the United States.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.